UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2013

MEDIABISTRO INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26393	06-1542480
(Commission File Number)	(IRS Employer ID Number)

50 Washington Street, Suite 912, Norwalk, Connecticut 06854

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (203) 662-2800

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 15, 2013, Mediabistro Inc. (the “Company”) and its wholly-owned subsidiaries, Mediabistro.com Subsidiary Inc. and Inside Network, Inc. (each a “Subsidiary”), entered into a Second Amended and Restated Promissory Note (the “Restated Note”) with Alan M. Meckler, the Company’s chairman of the board of directors and chief executive officer. The Restated Note amends, restates and replaces, but does not extinguish, the obligations of the Company pursuant to the Amended and Restated Promissory Note in the original principal amount of $7,794,604.30 that the Company and the Subsidiaries issued to Mr. Meckler, which is described in more detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2013 (the “Original Note”).

The Restated Note increases the principal amount of the Original Note to $8,794,604.30, a $1,000,000.00 increase. The terms of the Restated Note are otherwise substantially the same as the terms of the Original Note. The Restated Note matures on September 1, 2043. Initially, interest accrues at a rate of 5.50% per annum commencing on (i) November 1, 2013 on $7,794,604.30 of the outstanding principal and (ii) November 15, 2013 on $1,000,000.00 of the outstanding principal. Beginning September 1, 2018, the interest rate will convert to an adjustable rate based on a specified amount above LIBOR, with a minimum rate of 5.50% per annum and a maximum rate of 11.50% per annum. The rate will never be increased or decreased on any single date by more than 2.00% from the rate of interest the Company has been paying for the preceding 12 months. Interest only is payable in arrears beginning December 1, 2013 and each month thereafter until September 1, 2023. Beginning October 1, 2023 and continuing each month thereafter, the monthly payment will be in an amount sufficient to repay the principal and interest at the rate determined under the Restated Note in substantially equal installments by the maturity date.

In the event of our change of control, Mr. Meckler may elect to make the remaining principal balance and all accrued and unpaid interest due and payable concurrently with the closing of the change of control event. A change of control includes a sale of our Company or either Subsidiary to a third party or any merger, consolidation, restructuring or reorganization of our Company that results in our common stock holders immediately prior to the transaction possessing less than 50% of the voting power of the surviving entity. Upon the occurrence of an event of default, Mr. Meckler may, among other things, declare the entire outstanding balance under the Restated Note to be immediately due and payable, and/or exercise any other rights.

Mr. Meckler funded a portion of the Restated Note with a portion of the proceeds of his personal loan from BOFI Federal Bank (“BOFI”) with the intent that the principal and interest payments under the Restated Note will be utilized by Mr. Meckler to make payments under his note with BOFI. We must repay the Restated Note if Mr. Meckler is required to repay the BOFI note whether due to an event of default by Mr. Meckler under the BOFI note or otherwise.

To induce Mr. Meckler to enter into the Restated Note, pursuant to a Second Reaffirmation of Collateral Documents (the “Reaffirmation”), we reaffirmed our obligations under our collateral documents related to the Original Note.

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To further induce Mr. Meckler to enter into the Restated Note, we issued to Mr. Meckler on November 14, 2013 a warrant for 301,124 shares of our common stock. The warrant is exercisable at any time on or after November 14, 2013 until the close of business on November 13, 2018 at an exercise price per share of $2.00, which was 110% of the closing price of the Company’s shares on November 14, 2013.

The exercise price and number of the shares of our common stock issuable upon the exercise of the warrant is subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or similar transaction. The warrant will terminate upon a fundamental transaction, which includes the acquisition of the Company or all or substantially all of its assets by another party.

The Restated Note and warrant were approved by all of the independent members of the Company’s Board of Directors, none of whom has a direct or indirect interest in the Restated Note or warrant.

The description of the transactions described in this Item 1.01 does not purport to be complete and is qualified in its entirety by the terms of the Restated Note, the Reaffirmation, and the warrant, which are attached hereto as Exhibits 10.70, 10.71 and 4.2, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The securities were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
4.2	Common Stock Purchase Warrant issued to Alan M. Meckler, dated November 14, 2013.
10.70	Second Amended and Restated Promissory Note by Mediabistro Inc., Mediabistro.com Subsidiary Inc., and Inside Network, Inc., issued to Alan M. Meckler, dated November 15, 2013.
10.71	Second Reaffirmation of Collateral Documents by and among Mediabistro Inc., Mediabistro.com Subsidiary Inc., Inside Network, Inc., and Alan M. Meckler, dated November 15, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDIABISTRO INC.

Date: November 19, 2013
/s/ Donald J. O’Neill
Donald J. O’Neill
Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
4.2	Common Stock Purchase Warrant issued to Alan M. Meckler, dated November 14, 2013.
10.70	Second Amended and Restated Promissory Note by Mediabistro Inc., Mediabistro.com Subsidiary Inc., and Inside Network, Inc., issued to Alan M. Meckler, dated November 15, 2013.
10.71	Second Reaffirmation of Collateral Documents by and among Mediabistro Inc., Mediabistro.com Subsidiary Inc., Inside Network, Inc., and Alan M. Meckler, dated November 15, 2013.

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